Exhibit 99.1

Altavista, VA October 23, 2008 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the Company) of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $462,000 or $0.31 per basic and diluted share for the quarter ended September 30, 2008, and $1,507,000 or $1.01 per basic and $1.01 per diluted share for the nine months ended September 30, 2008 compared to net income after taxes of $786,000 or $0.53 per basic and diluted share and $2,014,000 or $1.36 per basic and $1.35 per diluted share, respectively, for the same periods of 2007.

Profitability as measured by the Company’s annualized return on average assets (ROA) was 0.68% for the nine months ended September 30, 2008, compared to 1.01% for the same period of 2007. Another key indicator of performance, the annualized return on average equity (ROE) for the nine months ended September 30, 2008 was 7.37%, compared to 10.63% for the nine months ended September 30, 2007. The lower returns in 2008 were mainly attributable to the lower interest rate environment, a higher loan loss provision expense and an increase in noninterest expense associated with the growth of the Company.

Interest income increased 1.30% or $61,000 in the third quarter of 2008 compared to the same period in 2007. Interest income increased 2.27% or $309,000 in the first nine months of 2008 compared to the first nine months of 2007. Interest income increased as a result of net loans outstanding increasing by $54,004,000 since September 30, 2007, partially offset by the lower yields on earning assets in 2008 compared with 2007.

Interest expense increased 1.97% or $41,000 in the third quarter of 2008 compared to the same period in 2007. Interest expense increased 2.69% or $163,000 in the first nine months of 2008 compared to the first nine months of 2007. Interest expense increased in the first nine months of 2008 compared to the first nine months of 2007 as a result of deposits increasing by $28,379,000 since September 30, 2007, partially offset by the lower cost of funds in 2008 compared with 2007.

Net interest income was $2,645,000 for the three months ended September 30, 2008 compared with $2,625,000 for the three months ended September 30, 2007. Net interest income was $7,709,000 for the nine months ended September 30, 2008 compared to $7,563,000 for the same period in 2007. Net interest margin was 3.71% for the nine-month period ended September 30, 2008 compared to 4.03% for the nine-month period ended September 30, 2007.

“These are clearly historic times in which we are operating,” stated Rob Gilliam, President and CEO for both Pinnacle Bankshares and The First National Bank of Altavista. “Basics of our company remain intact and we are benefiting from our 100 year heritage of strength and stability,” Gilliam continued. “The two factors that are primarily impacting our performance currently are declining interest margins and the impact of the economy and lower property values on the ability of our borrowers to repay debt. Margins will continue to decline at least through the fourth quarter of this year. In recognition of the increase in the level of our nonperforming loans, we made a special loan loss provision of $100,000 at the end of the third quarter. We will continue to closely monitor credit quality in the fourth quarter with an eye toward the possibility of additional special provisions prior to the end of 2008,” Gilliam concluded.

Provision for loan losses increased $162,000 in the third quarter of 2008 compared to the same period in 2007. Provision for loan losses increased $266,000 in the first nine months of 2008 compared with the first nine months of 2007. Nonperforming loans totaled $1,995,000 or 0.71% of total loans as of September 30, 2008 compared to $967,000 or 0.43% of total loans as of September 30, 2007.

Noninterest income increased 10.88% or $74,000 in the third quarter of 2008 compared to the same period of 2007. Noninterest income increased 12.64% or $246,000 for the nine months ended September 30, 2008 compared to the same period of 2007. The increase in noninterest income was primarily due to an increase in service charges, fees on sales of mortgage loans and in commissions from sales of investment products, although commissions decreased $23,000 in the third quarter of 2008 when compared to the third quarter of 2007.

Noninterest expense increased 20.33% or $418,000 in the third quarter of 2008 compared to the same period of 2007. Noninterest expense increased 13.99% or $877,000 for the nine months ended September 30, 2008 compared to the same period of 2007. The increase in noninterest expense is attributed primarily to the effect of overall growth of the Company on personnel expenses and fixed asset costs.

Total assets at September 30, 2008 were $313,019,000, up 11.83% from $279,913,000 at December 31, 2007. The principal components of the Company’s assets at the end of the period were $278,486,000 in net loans and $16,338,000 in securities. During the nine-month period ended September 30, 2008, net loans increased 19.65% or $45,734,000 from $232,752,000 at December 31, 2007.

Total liabilities at September 30, 2008 were $285,384,000, up 12.76% from $253,097,000 at December 31, 2007, as deposits increased 10.64% or $26,787,000 from December 31, 2007. As of September 30, 2008, the Company has $5,000,000 outstanding from an established line of credit with the Federal Home Loan Bank of Atlanta to help fund loan growth.

Total stockholders’ equity at September 30, 2008 was $27,635,000, including $22,525,000 in retained earnings. At December 31, 2007, stockholders’ equity totaled $26,816,000.

The allowance for loan losses was $2,075,000 as of September 30, 2008, representing approximately 0.74% of total loans outstanding. Management believes the allowance was adequate as of September 30, 2008 to provide for any loan losses inherent in the Company’s loan portfolio.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford and Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. The Company opened a new permanent branch facility in March 2008 in Amherst, Virginia to replace the temporary branch facility opened in November 2006.

Construction is underway for a new full-service branch facility in Rustburg, Virginia, which is expected to open in the first quarter of 2009. The First National Bank of Altavista is currently celebrating its 100th Anniversary.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

	9 Months Ended 9/30/2008	Year Ended 12/31/2007	9 Months Ended 9/30/2007
	(Unaudited)	(Audited)	(Unaudited)
Income Statement Highlights
Net Interest Income	$7,709	$10,181	$7,563
Provision for Loan Losses	543	462	277
Noninterest Income	2,192	2,632	1,946
Noninterest Expense	7,145	8,524	6,268
Net Income	1,507	2,600	2,014

	9/30/2008	12/31/2007	9/30/2007
	(Unaudited)	(Audited)	(Unaudited)
Balance Sheet Highlights
Net Loans	$278,486	$232,752	$224,482
Total Investments	16,338	19,635	21,170
Total Assets	313,019	279,913	277,908
Total Deposits	278,653	251,866	250,274
Total Liabilities	285,384	253,097	251,786
Stockholders’ Equity	27,635	26,816	26,122

	9/30/2008	12/31/2007	9/30/2007
	(Unaudited)	(Audited)	(Unaudited)
Asset Quality Highlights
Nonperforming Loans to Total Loans	0.71%	0.27%	0.43%
Allowance for Loan Losses to Total Loans	0.74%	0.73%	0.80%
Allowance for Loan Losses to Nonperforming Loans	104.01%	271.29%	186.35%
Nonperforming Loans	$1,995	$634	$967
Other Real Estate Owned	0	0	0
Allowance for Loan Losses	2,075	1,720	1,802

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com